                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                         CONTACT: John F. Lawler, Jr., Vice President and Chief Financial Officer (800) 367-1095

                RAYTEL ANNOUNCES FILING OF AMENDED SCHEDULE 13-D
               DISCLOSING REVISED BID FOR THE COMPANY BY EXPANDED
            STOCKHOLDER GROUP; ALSO RECEIVES ADDITIONAL CONFIDENTIAL
                             EXPRESSIONS OF INTEREST

SAN MATEO, CA/December 18, 2001 -- Raytel Medical Corporation (Nasdaq: RTEL) (the "Company") announced today that investors who previously filed a Schedule 13-D on October 1, 2001 have amended their filing. The investors include Richard
F. Bader, the Company's Chairman and Chief Executive Officer, Albert J. Henry, an investor and former director of the Company, and RT Acquisition Group, Inc. ("RTA"), an entity formed by Mssrs. Bader and Henry in order to evaluate the feasibility of entering into discussions with a Special Committee of the Company's Board of Directors regarding a possible acquisition of the Company by them.

The amended Schedule 13-D disclosed that Balfour LLC, an entity controlled by Mr. Rory Riggs, a stockholder of the Company, has agreed to act in concert with the other filing stockholders for the purposes of submitting to the Special Committee's financial advisers a non-binding proposal regarding a possible acquisition of the Company by RTA. The filing also disclosed a proposal by RTA to acquire all of the outstanding shares of common stock of the Company not owned by Mssrs. Bader, Henry, and Riggs and RTA and Balfour LLC (collectively, the "RTA Bidding Group").

Raytel's Board of Directors, on the recommendation of the Special Committee and with Mr. Bader abstaining, has granted to the RTA Bidding Group a limited waiver of the Rights Agreement dated as of August 14, 1998 between the Company and BankBoston, N.A. to the extent necessary to permit the RTA Bidding Group to evaluate, prepare, negotiate and finance a potential acquisition of the Company. The waiver from the Rights Agreement is conditioned upon the RTA Bidding Group and its affiliates both holding less than 25% of the beneficial ownership of the outstanding common stock of the Company and not acquiring additional securities of the Company. For stockholders outside of the RTA Bidding Group, or in the event that the RTA Bidding Group violates the conditions to the limited waiver, the triggering level under the Rights Agreement remains ownership of 15% or greater of Raytel's outstanding shares without the prior approval of the Company's Board of Directors.

In addition, on December 6, 2001, the Special Committee of the Board of Directors and RTA entered into a letter agreement under which the Company has agreed to advance $75,000 to RTA to reimburse RTA for certain expenses incurred by RTA in connection with a potential transaction, including the expenses of RTA's financial advisers and counsel. The expense reimbursement is refundable by RTA to the Company only in the event that RTA acts in concert with another party who is in the Company's industry, or an affiliate of such party.

As previously announced by the Company, the Company's Board of Directors has appointed a Special Committee consisting of independent directors Gene I. Miller and Allan Zinberg to act on the Board's behalf. The Special Committee has engaged Houlihan, Lokey, Howard & Zukin Capital, Inc. to advise the Special Committee with respect to the proposal and any potential alternative transactions and has engaged counsel for the Special Committee.

The Special Committee has advised the Company that its financial advisers have recently received additional confidential non-binding expressions of interest to acquire the Company from unaffiliated third parties who, unlike the RTA Bidding Group, are not subject to the beneficial ownership disclosure requirements under federal securities laws applicable to stockholders or groups of stockholders who hold in excess of 5% the Company's outstanding common stock and who, accordingly, have not made public their expressions of interest. The Special Committee has also advised the Company that it is undertaking a review of all the expressions of interest, which are subject to various conditions.

There is no present agreement between any member of the bidding parties and the Company. There can be no assurance that the Special Committee will recommend to the Board any acquisition proposal, or that any acquisition proposal, if recommended by the Special Committee and approved by the Board, will be consummated.

In the absence of any subsequent event that would cause the Company to make a different determination, the Company does not currently intend to announce the outcome of the Special Committee's deliberations until either a definitive agreement has been entered into or the Special Committee has discontinued its work.




ABOUT RAYTEL

         Raytel (www.raytel.com), headquartered in San Mateo, Calif., is a leading provider of services and efficient dissemination of technical information to physicians and patients utilizing telephone technology and the delivery of diagnostic information over secure Internet links, as well as ambulatory diagnostic imaging facilities for general as well as cardiac imaging.

         Annually, Raytel provides cardiac testing and pacemaker monitoring services to over 175,000 patients who are referred by approximately 10,000 physicians. Using Raytel's Patient Management Database, some these physicians access their patient test results. Raytel has a database of more than 500 different pacemaker models, which it relies upon in the preparation of this information. Raytel's imaging operations include MRI, CT, Cardiac Catheterization, Nuclear Cameras and other radiological exams provided in convenient, state-of-the-art facilities. The imaging operations also include a network with over 550 multi-modality diagnostic imaging facilities located throughout the East Coast. The network provides services to over 600,000 beneficiaries participating in occupational injury and management programs and group health plans.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Raytel's expectations, beliefs, intentions, or strategies regarding the future. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include that the Special Committee may not recommend any acquisition proposal and that any acquisition proposal, if recommended by the Special Committee and approved by the Board, may not be consummated. Other risks relating to Raytel's business are described in more detail in Raytel's Form 10-K Report for its fiscal year ended September 30, 2000, its Form 10-Q Report for the quarter ended June 30, 2001, and other reports filed from time to time with the Securities and Exchange Commission.